Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
James River Coal Company:

We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements includes explanatory paragraphs that state that (1) in connection with the Company’s emergence from Chapter 11, all assets and liabilities were restated to their respective fair values as of May 6, 2004 in order to reflect the effects of fresh start accounting and, as a result, the consolidated financial statements of the Successor Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable and (2) the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Pension and Other Postretirement Plans during 2006.

/s/ KPMG LLP

Richmond, Virginia
June 5, 2007